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                                                                     EXHIBIT 11


               HOUSTON INDUSTRIES INCORPORATED AND SUBSIDIARIES
                   COMPUTATION OF EARNINGS PER COMMON SHARE
                         AND COMMON EQUIVALENT SHARE
               (THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)


                                                                                       Year Ended December 31,
                                                                             ----------------------------------------------
                                                                                 1996             1995             1994
                                                                             -----------      ------------     ------------
Primary Earnings Per Share:
 (1)      Weighted average shares of common stock
             outstanding.................................................    244,443,110       247,706,457      245,706,746

 (2)      Effect of issuance of shares from
             assumed exercise of stock options
             (treasury stock method).....................................         23,878            47,098          (79,048)
                                                                             -----------      ------------     ------------
 (3)      Weighted average shares........................................    244,466,988       247,753,555      245,627,698
                                                                             ===========      ============     ============

 (4)      Net income.....................................................    $   404,944      $  1,105,524     $    399,261

 (5)      Primary earnings per share
             (line 4/line 3).............................................    $      1.66      $       4.46     $       1.62

Fully Diluted Earnings Per Share:

 (6)      Weighted average shares per computation
             on line 3 above.............................................    244,466,988       247,753,555      245,627,698

 (7)      Shares applicable to options included
             on line 2 above.............................................        (23,878)          (47,098)          79,048

 (8)      Dilutive effect of stock options (treasury stock method)
          based on higher of the average price for the year or
          year-end price of $22.88, $24.25 and $18.00 for 1996,
          1995 and 1994, respectively....................................         23,878            52,730          (79,048)
                                                                             -----------      ------------     ------------
 (9)      Weighted average shares........................................    244,466,988       247,759,187      245,627,698
                                                                             ===========      ============     ============
(10)      Net income.....................................................    $   404,944      $  1,105,524     $    399,261

(11)      Fully diluted earnings per share
             (line 10/line 9)............................................    $      1.66      $       4.46     $       1.62
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Notes:

These calculations are submitted in accordance with Regulation S-K item
601(b)(11) although submission is not required for financial presentation disclosure as provided in footnote 2 to paragraph 14 of Accounting Principles
Board (APB) Opinion No. 15 because the 3 percent dilutive test is not met.

The calculations for year ended December 31, 1994 are submitted in accordance with Regulation S-K item 601(b)(11) although they are contrary to paragraphs 30 and 40 of APB No. 15 because they produce anti-dilutive results.

All share amounts reflect the two-for-one stock split, effective December 1995.